Exhibit 19
AGNC Investment Corp. Policy on Insider Trading

AGNC Investment Corp. (“AGNC”) has adopted this Insider Trading Policy (the “Policy”) to describe the standards of AGNC (together with its wholly-owned subsidiaries, the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of material information about the Company or other entities that is not available to the investing public (referenced herein as “material nonpublic information,” as explained in this Policy under Part I, Section 3 below).
This Policy is divided into two parts. The first part prohibits trading securities of the Company or certain other publicly traded companies in certain circumstances and applies to all directors, officers, employees and independent contractors of the Company (collectively, “AGNC People” or each an “AGNC Person”) and their respective immediate family members, such as spouses, minor children, adult family members who share the same household, and any other person or entity whose securities trading decisions are influenced or controlled by the AGNC Person (collectively, “Related Persons”). The second part imposes additional trading restrictions on all (i) directors of the Company, (ii) executive officers of the Company (together with the directors, “Company Insiders”), (iii) certain other employees that the Company may designate from time to time as a result of their position, responsibilities, or their actual or potential access to material nonpublic information (together with Company Insiders, “Covered Persons”), and (iv) such Covered Persons’ Related Persons.
One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away, or otherwise trade the Company’s securities or the securities of other companies or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips, and recommendations by all AGNC People and their Related Persons. It is also the policy of the Company that the Company will not engage in transactions in Company securities while aware of material nonpublic information relating to the Company or Company securities.

PART I
1. Applicability

This Policy applies to transactions in the Company’s securities, including common stock, preferred stock, options, and any other securities that the Company may issue, such as notes, bonds, and convertible securities, as well as derivative securities relating to any of the Company’s securities, whether or not issued by the Company. This Policy also prohibits trading in securities of certain other companies, as explained below in Section 2(c).
This Policy applies to all AGNC People and their respective Related Persons.

2. General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information

(a) No AGNC Person or any of his or her Related Persons may purchase or sell, offer to purchase or sell, or gift or donate any Company security while in possession of material nonpublic information about the Company.
(b) No AGNC Person or any of his or her Related Persons who are in possession of any material nonpublic information about the Company may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization. You should only disclose or discuss material nonpublic information with other AGNC Persons who need to know, or use, the information as part of their employment or service for the Company. You should discuss with your supervisor or the Compliance Officer any questions you may have about sharing information within or outside the Company.
(c) In addition, no AGNC Person or any of his or her Related Persons may purchase or sell any security of any other company with which the Company does business or is involved in a potential transaction or business relationship with the Company, while in possession of material nonpublic information relevant to such other company that was obtained in the course of the AGNC Person’s employment or service with the Company. No AGNC Person or any of his or her Related Persons who is in possession of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s prior written authorization.
(d) For compliance purposes, no AGNC Person or any of his or her Related Persons should ever trade, tip, or recommend securities (or otherwise cause the purchase or sale of securities) of the Company or any other company as described in Section 1 above while in possession of information that the AGNC Person or Related Person has reason to believe is material and nonpublic unless the AGNC Person first consults with, and obtains the advance approval of, the Compliance Officer.
(e) Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 2 below.

3. Definitions

(a) Material. Insider trading restrictions come into play only if the information you possess is “material.” Information is generally regarded as “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security or where the fact is likely to have a significant effect on the market price of the security. Both positive and negative information may be material.
Possible information or events that may be material include, but are not limited to:
• Earnings information and quarterly results;
• Guidance/statements on earnings estimates, including confirmation or any update as to whether performance will be higher, lower or the same as any guidance or estimates;
• Portfolio performance;
• Mergers, acquisitions, tender offers, joint ventures, or significant changes in assets;
• Significant new business lines, contracts or arrangements;
• Significant changes to the Company’s leverage levels or risk position;
• Changes in executive officers or management of the Company;
• Changes in auditors or auditor notification that the issuer may no longer rely on an audit report;
• Cybersecurity risks and incidents;

• Events regarding the Company’s securities (such as calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of securityholders, public or private sales of additional securities, defaults on senior securities, or information related to any additional funding);
• Bankruptcies or receiverships;
• Investigations, litigation or similar proceedings; and
• Regulatory approvals or changes in regulations and any analysis of how they affect the Company.
Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger or acquisition the point at which negotiations are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material.

(b) Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” To be “public” the information must have been disseminated in a manner designed to reach investors generally, and sufficient time must have passed for the investors to absorb the information. You should presume that information about the Company is nonpublic, unless you can point to the official public release of that information by the Company in publicly available filings with the Securities and Exchange Commission or any other disclosure method that complies with Securities and Exchange Commission Regulation FD. These methods include (i) press releases made via major newswire such as PRNewswire, Dow Jones, or Reuters and (ii) any investor presentation (in written or other form of media as presented), provided that the Company has publicly announced the presentation via major newswire, including the date and time of such presentation and the availability on the Company’s website of any presentation materials and any recording of such presentation. Other forms of disclosure may not make information public, and you should consult with the Company’s Legal Department if you have any question whether information is public or nonpublic.

Nonpublic information may include:
(i) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
(ii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally one trading day).

Even after public disclosure of information about the Company, you must wait until the close of business on the first full trading day after the information was publicly disclosed before you can treat the information as public.

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

4. Prohibited Transactions

All AGNC Persons and their Related Persons may not engage in the following transactions due to the heightened legal risk associated with them:
(a) Short Sales. You may not sell the Company’s securities short.
(b) Derivative Transactions. You may not trade in any options, warrants, puts, calls, collars, forwards, futures, swaps, or similar instruments on Company securities.
(c) Trading on Margin or Pledging. You may not hold Company securities in a margin account or pledge Company securities as collateral for a loan.
(d) Hedging. You may not enter into hedging or monetization transactions or similar arrangements that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities.
(e) Standing and Limit Orders. Unless executed as part of an Approved 10b5-1 Plan, you may not place limit orders to be in effect for longer than five business days or, if shorter, the remaining term of an applicable pre-clearance or trading window. “Standing” orders outside of an Approved 10b5-1 Plan are not permitted.

5. Exceptions
The trading restrictions of this Policy do not apply to the delivery of shares of restricted stock units upon vesting or the withholding of shares for tax liabilities related to the distribution of restricted stock units under AGNC’s Amended and Restated 2016 Equity and Incentive Compensation Plan. Transactions completed under an Approved 10b5-1 Plan are also exempt as discussed further herein.

6. Post-Termination Transactions
This Policy continues to apply to transactions in Company securities even after an AGNC Person’s service with the Company ends. If an AGNC Person is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material. Although the pre-clearance procedures specified below in Part II, Section 2 will cease to apply upon termination of service, individuals subject to a quarterly blackout period at the time of termination of service may not trade in Company securities until after the end of the blackout period.

7. Violations of Insider Trading Laws
Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties of up to three times the amount of profits gained or losses avoided, and civil enforcement injunctions. A person who tips others may be subject to penalties and sanctions for transactions by the tippees. Given the severity of the potential penalties, compliance with this Policy is mandatory.
Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

8. Administration of This Policy

(a) Compliance Officer. The Company has appointed AGNC’s Chief Compliance Officer as the Compliance Officer for this Policy, who shall have authority to implement, administer and enforce this policy, including without limitation oversight of a process for pre-clearing trading in Company securities by Covered Persons in accordance with the procedures set forth in Part II, Section 2 below, designation of any blackout periods, and providing approvals when required on the part of the Company hereunder with respect to Rule 10b5-1 trading plans. All determinations and interpretations by the Compliance Officer are final and not subject to further review. Approval of any transaction submitted for pre-clearance does not constitute legal advice or confirmation that you do not possess material nonpublic information and does not relieve you of any of your legal obligations.
(b) Ongoing Review and Compliance. The Company requires all AGNC People to comply with this Policy. Upon your receipt of this Policy, and also from time to time as we deem to be necessary, we may require you to sign an acknowledgement or certification confirming that you have read and understood this Policy and agree to comply with its provisions. We reserve the right to monitor your continuing compliance with the provisions of this Policy and to investigate any suspected violations. If substantiated, these violations could result in disciplinary action, up to and including termination of your employment without warning and referral for criminal prosecution and fines.
(c) Reporting of Suspected Violations. You must bring to the attention of the Compliance Officer (or any people that the Compliance Officer designates) information about suspected violations of this Policy by any AGNC Person as promptly as practicable. The Company also maintains a third-party hotline to which AGNC Persons may report information about suspected violations of the Policy anonymously. You should feel safe in reporting this information, without regard to the identity or position of the suspected offender. The Company will treat the information in a confidential manner (consistent with appropriate evaluation and investigation) and will not take any acts of retribution or retaliation against you for making a report in good faith. Because failure to report criminal activity can itself be understood to condone the crime, we emphasize the importance of prompt reporting. For both criminal activity and other violations of this Policy, failure to report knowledge of wrongdoing may result in disciplinary action against those who fail to report.

9. Inquiries
If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer.

PART II

1. Blackout Periods
All Covered Persons and their Related Persons are prohibited from trading in the Company’s securities during blackout periods made applicable to them. The Company regularly establishes blackout periods in connection with its quarterly reporting cycle. The Company may also establish additional blackout periods in connection with other non-routine events, including, but not limited to, the negotiation of mergers or acquisitions or stock offerings. The Company will notify Covered Persons of the start and end of applicable blackout periods via email. In addition, employees may confirm the status of the trading window in the Company’s electronic system for preclearing trades.
Subjection to Section 2 below, Covered Persons are permitted to trade in the Company’s securities when no applicable blackout period is in effect. However, even during this open trading window period, a

Covered Person who is in possession of any material nonpublic information may not trade in the Company’s securities until the information has been made publicly available or is no longer material.
(a) Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 that (i) meets the requirements of Rule 10b5-1, including applicable waiting periods, (ii) complies with the Company’s guidelines for trading plans, and (iii) has been reviewed and approved by the Company’s Legal Department (an “Approved 10b5‑1 Plan”).

AGNC Persons may not adopt a trading plan during a blackout period or while in possession of material nonpublic information about the Company or its securities.

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact the Compliance Officer. Company Insiders must notify the Company’s Legal Department at least two business days in advance of any planned amendment or termination of an Approved 10b5-1 Plan. You should consult your own legal and tax advisors before entering into, modifying, or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction, or arrangement will not qualify as an Approved 10b5-1 Plan without prior review and approval by the Company’s Legal Department.

2. Pre-Clearance of Securities Transactions
The Company requires all Covered Persons to pre-clear all transactions in the Company’s securities by contacting the Compliance Officer, by utilizing the Company’s electronic system for pre-clearance, or such other methods as the Compliance Officer shall establish. In addition, because they may be in possession of material nonpublic information on a regular basis, Company Insiders must also directly notify the Compliance Officer prior to purchasing or selling directly or indirectly (or otherwise making any transfer or gift) any Company security. These procedures also apply to transactions by such person’s Related Persons.

A pre-clearance will normally remain valid until the close of trading five business days following the day on which it was granted. If the transaction does not occur during the five-day period, pre-clearance of the transaction must be re-requested. However, all pre-clearances are invalidated if the Compliance Officer notifies Covered Persons that a blackout period has commenced or the Covered Person otherwise comes into possession of material nonpublic information. If a request for pre-clearance is denied, the fact of such denial must be kept confidential by the person requesting such pre-clearance. Other than those executed pursuant to an Approved 10b5-1 Plan, limit orders for the sale or purchase of Company securities may not be in effect for longer than the pre-clearance period applicable to the transaction.

Pre-clearance is not required for purchases and sales of securities pursuant to an Approved 10b5‑1 Plan.

Adopted: July 18, 2024